COMPLIANCE SERVICES AGREEMENT

      AGREEMENT dated as of October 5, 2004, amended January 1, 2007, among Touchstone Strategic Trust, Touchstone Investment Trust, Touchstone Tax-Free Trust, each a Massachusetts business trust, and Touchstone Funds Group Trust, a Delaware business Trust, (each a "Trust", and collectively, the "Trusts") and JP Morgan Chase Bank, N.A. (f/k/a Integrated Investment Services, Inc.) ("JPMorgan"), having its principal place of business in Ohio. This Agreement has been amended as of January 1, 2008 to (i) reflect the acquisition of Integrated Investment Services, Inc. by JPMorgan, and (ii) add Touchstone Variable Series Trust, a Massachusetts business trust, and Touchstone Institutional Funds Trust, a Delaware business Trust, as named parties to the Agreement.

      WHEREAS, the Trusts are each management investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, shares of beneficial interest in the Trusts are divided into separate series (each, along with any series which may in the future be established, a "Fund," collectively, the "Funds"); and

      WHEREAS, the Trusts wish to employ JPMorgan to provide certain compliance services on behalf of the Trusts; and

      WHEREAS, JPMorgan wishes to provide such services to the Trusts under the conditions set forth below;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trusts and JPMorgan agree as follows:

      1. APPOINTMENT

            The Trusts hereby employ JPMorgan to perform those compliance services described in this Agreement and the Exhibits attached hereto for the Trusts. JPMorgan shall act under such appointment and perform the obligations thereof in accordance with the Trusts' current registration statements and as required by applicable federal laws and regulations upon the terms and conditions hereinafter set forth. The appointment shall begin at a time mutually agreed upon by the parties.

      2. COMPLIANCE SERVICES

            Subject to the direction and control of the Trustees of the Trusts, JPMorgan shall perform the compliance services for the Trusts detailed in Exhibits A-B. JPMorgan shall perform such other services for the Trusts and the Funds that are mutually agreed upon by the parties from time to time, for which the Trusts will pay JPMorgan the amounts agreed upon between them.

      3. ASSUMPTIONS

            The Trusts are ultimately responsible for each Fund's compliance program and its compliance with applicable federal securities laws, including Rule 38a-1 under the 1940 Act. In addition, the management of each Fund and the management of the Funds' service providers are responsible for implementation and execution of their compliance programs.

      4. CONFIDENTIALITY

            A. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the confidential information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards or other process.

            B. For the purpose of this Section 4, Confidential Information shall mean Technical Elements (as defined below), or any information identified by either party as "Confidential" and/or "Proprietary" or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary. JPMorgan retains the right to use its knowledge, experience, and know-how, including processes, ideas, concepts and techniques developed in the course of performing the services.

            C. In connection with performing its services under this Agreement, JPMorgan may use certain data, modules, components, designs, utilities, subsets, objects, program listings, tools, models, methodologies, programs, systems, analysis frameworks, leading practices, data bases, screen formats, report formats, interactive design technologies, documentation manuals and specifications ("Technical Elements"). Certain Technical Elements were owned or developed by JPMorgan prior to, or independently from, its engagement hereunder and are the sole and exclusive property of JPMorgan and JPMorgan retains all rights thereto; and certain other Technical Elements consist of third party works and products which JPMorgan has acquired the right to use. The Trusts shall have no rights in the Technical Elements. The Trusts each agree to treat all Technical Elements as Confidential Information.

      5. SPECIAL SERVICES AND REPORTS

            JPMorgan may provide special services and reports as may be reasonably requested by a Trust, which may result in an additional charge, the amount of which shall be mutually agreed upon by the parties.

      6. SUBCONTRACTING

            JPMorgan may, at its expense, and, upon prior written approval from a Trust, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that JPMorgan shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that JPMorgan shall be responsible for all acts of such subcontractor as if such acts were its own.

      7. COMPENSATION

            For performing its services under this Agreement, the Trusts shall pay JPMorgan a fee in accordance with Exhibit D attached hereto.

      8. EXPENSES

            JPMorgan shall each furnish, at its expense and without cost to the Trusts, the services of its personnel to the extent that such services are required to carry out its obligations under this Agreement. All costs and expenses not expressly assumed by JPMorgan under this Paragraph shall be paid by the Trusts. A list of typical expenses is set forth in Exhibit C; this list is not all inclusive.

      9. REFERENCES TO JPMORGAN OR THE TRUSTS

            A. Neither the Trusts nor their agents shall circulate any printed matter which contains any reference to JPMorgan or use JPMorgan's name, or any of its trademarks, service marks or logos, including "i-Compliance", without the prior written approval of JPMorgan. The Trusts will submit printed matter requiring approval to JPMorgan in draft form, allowing sufficient time for review by JPMorgan and its counsel prior to any deadline for printing.

            B. JPMorgan shall not circulate any printed matter that contains any reference to a Trust without the prior written approval of the Trust, excepting solely such printed matter as merely identifies the Trust as a client of JPMorgan. JPMorgan will submit printed matter requiring approval to the Trusts in draft form, allowing sufficient time for review by the Trust and its counsel prior to any deadline for printing.

      10. INDEMNIFICATION OF JPMORGAN

            A. JPMorgan may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither JPMorgan nor its directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, including consequential damages, expenses or losses incurred by a Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of JPMorgan under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of JPMorgan under this Agreement. JPMorgan may apply to the Trusts at any time for instructions and may consult counsel for a Trust, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and JPMorgan shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. JPMorgan shall not be held to have notice of any change of authority of any officers, employees, or agents of the Trusts until receipt of written notice thereof have been received by JPMorgan from the Trusts.

            B. Any person, even though also a director, officer, employee, shareholder or agent of JPMorgan, or any of its affiliates, who may be or become an officer, trustee, employee or agent of a Trust, shall be deemed, when rendering services to a Trust or acting on any business of a Trust, to be rendering such services to or acting solely as an officer, trustee, employee or agent of a Trust and not as a director, officer, employee, shareholder or agent of or one under the control or direction of JPMorgan or any of its affiliates, even though paid by one of these entities.

            C. Notwithstanding any other provision of this Agreement, each Trust shall indemnify and hold harmless JPMorgan, each of its directors, officers, employees, shareholders, agents, control persons and affiliates of any thereof from and against any and all losses, damages, claims, suits, actions, demands, expenses and liabilities (whether with or without basis in fact or law), including legal fees and expenses and investigation expenses, of any and every nature which JPMorgan may sustain or incur or which may be asserted against JPMorgan by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by JPMorgan in good faith in reliance upon any oral or written instructions of an authorized person of a Trust or upon the opinion of legal counsel for a Trust or its own counsel; (ii) any action taken or omitted to be taken by JPMorgan in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed; or
(iii) any action taken or omitted to be taken by JPMorgan on its own initiative, in good faith and in accordance with the standard of care set forth in this Agreement. However, indemnification under this subparagraph shall not apply to actions or omissions of either JPMorgan or its directors, officers, employees, shareholders, agents, control persons or affiliates in cases of its or their own gross negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

            D. Notwithstanding anything to the contrary in this Agreement, in no event shall JPMorgan be liable to a Trust or any third party for any special, consequential, punitive or incidental damages, or any other damages not measured by the prevailing party's actual damages even if advised of the possibility of such damages.

      11. TERMINATION

            A. With respect to the Compliance Program Administration Services, described in Exhibit B, the provisions of this Agreement shall be effective on the date first above written, shall continue in effect for a period of one year ("Initial Term") from that date and shall continue in force for successive one year terms thereafter ("Renewal Term"), unless otherwise terminated as provided herein. With respect to the Compliance Program Development & Implementation Services, described in Exhibit A, the provisions of this Agreement shall be effective on the date first above written and shall terminate upon completion of the services, as mutually agreed upon by the parties.

            B. Any party may terminate this Agreement at the end of the Initial Term, or at the end of any subsequent Renewal Term, by giving the other parties at least one hundred eighty (180) days' prior written notice of such termination specifying the date fixed therefore. In the event this Agreement is terminated by a Trust prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall make a one-time cash payment to JPMorgan in consideration of services provided under this Agreement, and not as a penalty, equal to the remaining balance of the fees payable to JPMorgan under this Agreement through the end of the Initial Term or Renewal Term, as applicable. The Trusts shall likewise reimburse JPMorgan for any out-of-pocket expenses and disbursements ("out-of-pocket expenses") reasonably incurred by JPMorgan in connection with the services provided under this Agreement within 30 days of notification to the Trusts of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

                  Notwithstanding the foregoing, following any such termination, in the event that JPMorgan in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or Exhibit hereto) with the consent of the Trusts, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by JPMorgan but unpaid by the Trusts upon such termination shall be immediately due and payable upon and notwithstanding such termination.

            C. If a party materially fails to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to another party or parties, such other party or parties (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have ninety (90) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days' written notice of such termination to the Defaulting Party. If JPMorgan is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of JPMorgan to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

            D. In the case of the following transactions, not in the ordinary course of business, namely, the merger of a Trust, or a Fund, into or the consolidation of a Trust, or a Fund, with another investment company, the sale by a Trust, or a Fund, of all, or substantially all, of its assets to another investment company, or the liquidation or dissolution of a Trust, or a Fund, and distribution of its assets, or any similar transaction or any other form of business transaction involving a Trust or a Fund, this Agreement will terminate with respect to the applicable Trust or Trusts, or Fund or Funds, and JPMorgan shall be released from any and all obligations hereunder upon the payment of the fees, disbursements and expenses due to JPMorgan through the end of the then current term of this Agreement. The parties acknowledge and agree that the damages provision set forth above in paragraph B shall be applicable in those instances in which JPMorgan is not retained to provide compliance services subsequent to the transactions listed above.

            E. JPMorgan will be entitled to collect from the Trusts all reasonable expenses incurred in conjunction with termination of this Agreement, including but not limited to out-of-pocket expenses, employee time, system fees and fees charged by third parties with whom JPMorgan has contracted.

      12. SERVICES FOR OTHERS

            Nothing in this Agreement shall prevent JPMorgan or any of its affiliates (as defined in the 1940 Act) from providing services for any other person, firm or corporation (including other investment companies); provided, however, that JPMorgan expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trusts under this Agreement.

      13. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

            The parties hereto acknowledge and agree that nothing contained herein shall be construed to require JPMorgan to perform any services for the Trusts which services could cause JPMorgan to be deemed an "investment adviser" of a Trust within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene a Trust's prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement, each Trust assumes full responsibility for complying with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction.

      14. LIMITATION OF LIABILITY.

            A. It is expressly agreed that the obligations of the Trusts hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trusts, personally, but bind only the trust property of the Trusts. The execution and delivery of this Agreement have been authorized by the Trustees of the Trusts and signed by an officer of the Trusts, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trusts.

            B. Standard of Care; Uncontrollable Events; Limitation of Liability. JPMorgan shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trusts for any action taken or omitted by JPMorgan in the absence of bad faith, willful misfeasance, negligence or reckless disregard by JPMorgan of its obligations and duties. The duties of JPMorgan shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against JPMorgan hereunder.

            JPMorgan shall provide the Trusts, at such times as each may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of JPMorgan relating to the services provided by JPMorgan under this Agreement.

            C. Representations and Warranties of the Trusts. Each Trust represents and warrants to JPMorgan that:

                  (i) It is a Trust duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

                  (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

                  (iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

                  (iv) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

      15. SEVERABILITY.

            In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

      16. QUESTIONS OF INTERPRETATION.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (the "SEC") issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      17. CONFIDENTIALITY

            A. All parties hereto agree that any nonpublic information obtained hereunder concerning another party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision.

            B. All parties hereto agree that nonpublic personal shareholder information shall remain the sole property of the Trusts. Such information shall not be disclosed or used for any purpose except in connection with the performance of the duties and responsibilities described herein or as required or permitted by law. The provisions of this Section shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

      18. NOTICES.

            All notices required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

To the Trusts:  Touchstone Investments   To JPMorgan:  JPMorgan Chase Bank, N.A.
                303 Broadway, Ste. 1100                303 Broadway, Ste 900
                Cincinnati, Ohio 45202                 Cincinnati, Ohio 45202
                Attn: William A. Dent                  Attn: Roy E. Rogers

or to such other address as any party may designate by notice complying with the terms of this Paragraph. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method or e-mail; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

      19. AMENDMENT.

            This Agreement may not be amended or modified except by a written agreement executed by all affected parties.

      20. BINDING EFFECT.

            Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

      21. COUNTERPARTS.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      22. FORCE MAJEURE.

            JPMorgan does not assume responsibility hereunder, and shall not be liable, for any damage, loss of data, interruption, delay or any loss whatsoever caused by events beyond its control, including and without limitation, acts of God, interruption or failure of power or other utility, transportation, mail, or communication services, equipment failure, acts of civil or military authority, sabotages, war, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, natural disasters, strike or other labor problems, legal action, present or future law, governmental order or decree, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

      23. MISCELLANEOUS.

            The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

            Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

             THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            TOUCHSTONE STRATEGIC TRUST
                                            TOUCHSTONE INVESTMENT TRUST
                                            TOUCHSTONE TAX-FREE TRUST
                                            TOUCHSTONE FUNDS GROUP TRUST
                                            TOUCHSTONE VARIABLE SERIES TRUST
                                            TOUCHSTONE INSTITUTIONAL FUNDS TRUST

                                            By: /s/ William A. Dent
                                                --------------------------------
                                                William A. Dent
                                                Vice President


                                            JPMORGAN CHASE BANK, N.A.

                                            By: /s/ Roy E. Rogers
                                                --------------------------------
                                                Roy E. Rogers
                                                Senior Vice President

                                    EXHIBIT A
            COMPLIANCE PROGRAM DEVELOPMENT & IMPLEMENTATION SERVICES

PROJECT IDENTIFICATION & SPECIFIC DESCRIPTION OF SERVICES
---------------------------------------------------------
COMPLIANCE PROGRAM DEVELOPMENT AND IMPLEMENTATION SERVICE REVIEW

Program development and implementation services are offered through JPMorgan. JPMorgan will undertake a project to develop and assist in implementing a compliance program for JPMorgan on behalf of the Funds. The project activities will include:

      o     Produce policy and procedure summaries for board review;

      o Work with the Chief Compliance Officer (the "CCO") to establish the recordkeeping policies, procedures and program;

      o Assist the CCO in developing the day-to-day monitoring system of the Compliance Program;

      o Work with the CCO to establish standards for board reporting by the CCO.

The Compliance Program will include the following:

      o     Fund policies and procedures.

      o Assembled reviews and documentation as requested by the board to enable them to make findings required by Rule 38a-1.

      o     Establishment of a Compliance Program monitoring system.

      o     Development of standards for service provider reports to the CCO.

      o     Implementation of the Compliance Program.

      o     Development of standard board reporting by the CCO.

                                    EXHIBIT B
                   COMPLIANCE PROGRAM ADMINISTRATION SERVICES

PROJECT IDENTIFICATION & SPECIFIC DESCRIPTION OF SERVICES

COMPLIANCE PROGRAM ADMINISTRATION SERVICE REVIEW
------------------------------------------------

JPMorgan provides program administration services. JPMorgan will provide administrative support services to the Funds' Compliance Program and Chief Compliance Officer as described below.

      o     Assist with the annual review of the Funds' Compliance Program;

      o Facilitate the annual review of policies and procedures of the Funds' service providers;

      o Assist in arranging for or conducting the annual review of program controls and procedures;

      o Facilitate the development, monitoring and updating of policies and procedures;

      o Provide support with review and evaluation of material compliance issues;

      o Assist with the day-to-day monitoring, data collection, recordkeeping and assimilation of management reports provided by the Funds' service providers.

                                    EXHIBIT C
                           EXAMPLES OF TRUST EXPENSES

      Such expenses may include, but are not limited to, the costs and expenses incurred in connection with the services provided under this Agreement of:

      1. Officers and employees of JPMorgan in attending meetings of the Board of Trustees of the Trust or otherwise visiting the offices of the Trusts;

      2. All postage, envelopes, checks, drafts, continuous forms, bank charges, reports, communications, statements and other materials;

      3. File interface expenses (e.g., FundSmith, SunGard, Expeditor and other distribution partners);

      4.    Telephone, telegraph and remote transmission lines;

      5. Necessary outside record storage, record management and maintenance, record destruction, document shredding, media for storage of records (e.g., microfilm, microfiche, computer tapes);

      6. Charges imposed by third-party service or software providers for items such as, but not limited to, regulatory updates; and

      7. Any and all assessments, taxes or levies assessed on JPMorgan for services provided under this Agreement.

                                    EXHIBIT D
                                FEE ARRANGEMENTS

In addition to the fees listed below, actual expenses will be billed as incurred. Should the scope, type or extent of our Services change significantly, we reserve the right to adjust our fees accordingly.

TOUCHSTONE STRATEGIC TRUST
TOUCHSTONE INVESTMENT TRUST
TOUCHSTONE TAX-FREE TRUST
TOUCHSTONE FUNDS GROUP TRUST
TOUCHSTONE VARIABLE SERIES TRUST
TOUCHSTONE INSTITUTIONAL FUNDS TRUST

Compliance Program Development and Implementation       $15,000 one-time fee
                                                        (fee is waived for
                                                        Touchstone Institutional
                                                        Funds Trust)

Fund Compliance Program Administration                  $40,000 aggregate annual
                                                        fee